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                             EXHIBIT 11 (CONTINUED)

                        COMPUTATION OF EARNINGS PER SHARE
                                    UNAUDITED

                           DILUTED EARNINGS PER SHARE

                                      Three Months Ended                  Six Months Ended
                                           June 30,                           June 30,
                                -------------------------------    --------------------------------
                                   2000             1999               2000              1999
                                   ----             ----               ----              ----
Weighted average shares
outstanding--basic              26,296,798          26,437,347       26,321,076         26,418,217

Plus incremental shares from
assumed conversions              2,284,245             877,382        2,300,500            862,217
                                ----------     ---------------     ------------     --------------

Number of shares for
computation of diluted net
income (loss) per share         28,581,043          27,314,729       28,621,576         27,280,434

Net income (loss)               $(926,113)     $     2,322,017     $(2,452,184)     $    5,115,765
                                ---------      ---------------     -----------      --------------

Basic net income (loss) per
share                           $   (0.03)     $          0.09     $     (0.09)     $         0.19
                                =========      ===============     ===========      ==============